Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

RSP Permian, Inc.

Pro Forma Combined Balance Sheet as of December 31, 2016

(in thousands)

	Historical RSP	SHEP II	Pro Forma Adjustments		Total
ASSETS
Current Assets:
Cash and cash equivalents	$690,776	$—	$(577,455	)(a)	$113,321

Accounts receivable:
Oil and natural gas sales	54,422	12,526	(12,526	)(a)	54,422
Joint interest owners and other	16,681	—	—		16,681
Federal income tax receivable	2,568	—	—		2,568
Short-term derivative instruments	11,815	—	—		11,815

Total Current Assets	776,262	12,526	(589,981)		198,807

Property, plant & equipment, at cost:
Oil and natural gas properties, successful efforts method	4,645,781	371,293	936,884	(a)	5,953,958
Accumulated depreciation, depletion and impairment	(554,419)	—	—		(554,419)

Oil and natural gas properties, net	4,091,362	371,293	936,884		5,399,539

Other property and equipment	38,273	—	—		38,273

Total Property, plant & equipment, at cost	4,129,635	371,293	936,884		5,437,812

Restricted cash	152	—	—		152
Other long-term assets	90,378	—	(64,122	)(a)	26,256

Total Assets	$4,996,427	$383,819	$282,781		$5,663,027

LIABILITIES AND STOCKHOLDERS’ EQUITY/MEMBERS’ CAPITAL
Current Liabilities:
Accounts payable	$14,074	26,084	(24,160	)(a)	15,998
Accrued expenses	53,192	—	—		53,192
Interest payable	12,142	—	—		12,142
Deferred taxes	—	491	(491	)(a)	—
Short-term derivative instruments	28,861	—	—	(a)	28,861

Total Current Liabilities	108,269	26,575	(24,651)		110,193
Long-term debt	1,132,275	—	—		1,132,275
Other long-term liabilities	15,916	2,628	(1,806	)(a)	16,738
Deferred tax liabilities	322,655	—	—		322,655

Total Liabilities	1,579,115	29,203	(26,457)		1,581,861

Invested capital	—	354,616	(354,616	)(a)	—
Common stock	1,419	—	160	(a)	1,579
Additional paid-in capital	3,455,916	—	663,694	(a)	4,119,610
Retained deficit	(40,023)	—	—		(40,023)

Total Equity	3,417,312	354,616	309,238		4,081,166

Total Liabilities & Equity	$4,996,427	$383,819	$282,781		$5,663,027

RSP Permian, Inc.

Pro Forma Combined Statement of Operations for the Twelve Months Ended December 31, 2016

(in thousands, except per share amounts)

	Historical RSP	SHEP I Seller from January 1, 2016 to September 30, 2016	SHEP I Seller from October 1, 2016 to November 28, 2016	SHEP II from February 18, 2016 to December 31, 2016	Concho Properties Working Interest from Jan 1, 2016 to February 25, 2016	Pro Forma Adjustments		Total
REVENUES
Oil sales	$321,588	$—	$—	$—	$3,862	$100,204	(e)	$425,624
Natural gas sales	13,945	—	—	—	186	8,130	(e)	22,261
NGL sales	18,324	—	—	—	—	128	(e)	18,452
Crude oil, natural gas, and natural gas liquids	—	37,872	12,550	58,040	—	(108,462	)(e)	—
Unrealized gain (loss) on derivatives	—	(3,343)	—	—	—	3,343	(e)	—
Realized gain (loss) on derivatives	—	896	(671)	—	—	(225	)(e)	—

Total revenues	$353,857	$35,425	$11,879	$58,040	$4,048	$3,118		$466,367

OPERATING EXPENSES
Lease operating expenses	57,788	11,932	4,603	22,123	1,993	(203	)(e)	98,226
Production and ad valorem taxes	21,615	1,626	554	2,599	—	203	(e)	26,597
Depreciation, depletion, and amortization	194,360	10,728	3,487	22,206	—	(12,751	)(b)	218,030
Asset retirement obligation accretion	472	—	—	—	—	—		472
Impairments	4,901	2,398	1,182	160	—	—		8,641
Exploration	1,093	1,817	1,817	—	—	—		2,910
Acquisition costs	6,374	—	—	—	—	(6,374	)(f)	—
General and administrative expenses	36,170	1,535	422	2,896	—	—		41,023

Total operating costs and expenses	$322,763	$30,036	$10,248	$49,984	$1,993	$(19,125)		$395,899

Operating income (loss)	31,094	5,389	1,631	8,056	2,055	22,243		70,468

OTHER INCOME (EXPENSE)
Other income	1,833	—	—	—	—	—		1,833
Loss on derivative instruments	(23,760)	—	—	—	—	(3,118	)(e)	(26,878)
Interest expense	(52,724)	(903)	(15)	—		(23,625	)(c)	(76,349)
						918	(c)

Total other expense	$(74,651)	$(903)	$(15)	$—	$—	$(25,825)		$(101,394)

INCOME (LOSS) BEFORE TAXES	(43,557)	4,486	1,616	8,056	2,055	(3,582)		(30,926)
Income Tax Benefit	18,708	—	—	(491)	—	(4,481	)(d)	13,734
Equity Gain in Midstream Joint Venture	—	814	137	—	—	(951	)(g)	—

NET INCOME (LOSS)	$(24,851)	$5,300	$1,753	$7,565	$2,055	$(9,014)		$(17,192)

Per share amounts
Basic: Net Loss	$(0.23)						(h)	$(0.11)
Diluted: Net Loss	$(0.23)						(h)	$(0.11)
Weighted Average Shares Outstanding
Basic	107,324							156,537
Diluted	107,324							156,537

RSP Permian, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

Introduction

RSP Permian, Inc. (“RSP” or the “Company”) is a Delaware corporation formed as a successor to RSP Permian, L.L.C. (“RSP LLC”) in September 2013 to engage in the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. The unaudited pro forma combined financial statements of the Company included herein reflect the combined historical results of RSP, Silver Hill Energy Partners, LLC (“SHEP I”) and Silver Hill E&P II, LLC (“SHEP II” and together with SHEP I, “Silver Hill”), on a pro forma basis to give effect to the following transactions, which are described in further detail below, as if they had occurred on December 31, 2016 for pro forma balance sheet purposes, and on January 1, 2016 for pro forma statements of operations purposes:

The Silver Hill Acquisition. The Company and Silver Hill executed a definitive Membership Interest Purchase and Sale Agreement on October 13, 2016 for each of SHEP I and SHEP II. The Company closed the acquisition of SHEP I (the “SHEP I Acquisition”) on November 28, 2016 and paid Silver Hill Energy Partners Holdings, LLC (the “SHEP I Seller”) approximately $604 million in cash and issued the SHEP I Seller 14,980,362 shares of RSP common stock. The Company closed the acquisition of SHEP II (the “SHEP II Acquisition”) on March 1, 2017 and paid Silver Hill Energy Partners II, LLC (the “SHEP II Seller”) approximately $646 million in cash and issued the SHEP II Seller 16,019,639 shares of RSP common stock. The SHEP I and SHEP II acquisition transactions described above are referred to herein as the “SHEP Acquisitions.”

Basis of Presentation. The unaudited pro forma combined statements of operations of the Company for the year ended December 31, 2016 are based on the audited historical statements of operations of the Company for the year ended December 31, 2016, adjusted to give effect to the SHEP Acquisitions as if they occurred on January 1, 2016. The SHEP I seller results of operations from January 1, 2016 through September 30, 2016 have been previously published and are unaudited. The SHEP I Seller results of operations from October 1, 2016 to November 28, 2016 have been compiled from the books and records of SHEP I Seller and are unaudited. The SHEP II results of operations from February 18, 2016 to December 31, 2016 are “derived” from audited financial statements, which are included in this filing. The results of operations for the Concho Working Interest, an acquiree of SHEP II, from January 1, 2016 to February 25, 2016 have previously been published and are unaudited. The unaudited pro forma combined balance sheet of the Company as of December 31, 2016 is based on the audited historical consolidated balance sheet of the Company as of December 31, 2016, adjusted to give effect to the SHEP Acquisitions as if they occurred on December 31, 2016. Since the SHEP I Acquisition was completed in November 2016, there are no adjustments reflected in the unaudited combined pro forma balance sheet as of December 31, 2016 to reflect this transaction, as the balances associated with the SHEP I Acquisition were already included in the Company’s year-end financial statements.

The pro forma data presented reflect events directly attributable to the described transactions and certain assumptions that the Company believes are reasonable. The pro forma data are not necessarily indicative of financial results that would have been attained had the described transactions occurred on the dates indicated above because they necessarily exclude various operating expenses, such as incremental general and administrative expenses that may be necessary to run the combined companies. The adjustments are based on currently available information and certain estimates and assumptions. Management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial statements.

The unaudited pro forma financial statements and related notes are presented for illustrative purposes only. If the SHEP Acquisitions had occurred in the past, the Company’s operating results might have been materially different from those presented in the unaudited pro forma financial statements. The unaudited pro forma combined financial statements should not be relied upon as an indication of operating results that the Company would have achieved if the transactions contemplated herein had taken place on the specified date. In addition, future results may vary significantly from the results reflected in the unaudited pro forma financial statements of operations and should not be relied on as an indication of the future results the Company will have after the completion of the transactions noted in these unaudited pro forma combined financial statements.

The following notes discuss the columns presented and the entries made to the unaudited combined financial statements.

Historical RSP. This column represents the unaudited historical statements of operations and consolidated balance sheet for the Company for the applicable period.

SHEP I Seller. This column represents the unaudited historical statement of operations for the SHEP I Seller for the applicable period. The SHEP I Seller had no material assets, liabilities or operations other than those that arose from its ownership of SHEP I. As noted above, the SHEP I seller results of operations from January 1, 2016 through September 30, 2016 have been previously published and are unaudited. The SHEP I Seller results of operations from October 1, 2016 to November 28, 2016 have been compiled from the books and records of SHEP I Seller and are unaudited, and represent the activity for the stub period up until the assets were sold on November 28, 2016.

SHEP II. This column is “derived” from audited financial statements.

Concho Properties Working Interest. This column represents the unaudited historical statement of operations for an acquiree of SHEP II. These assets were comprised solely of working interests in producing oil and gas properties.

Note 1—Preliminary Purchase Price Allocation

The purchase price of the SHEP Acquisitions was $2.5 billion and was comprised of the fair value of 31.0 million shares of RSP common stock issued to the selling shareholders of Silver Hill, with estimated value of $1.3 billion, along with $1.2 billion of cash paid to those same selling shareholders, and liabilities assumed.

The acquisitions of SHEP I and SHEP II were accounted for using the acquisition method of accounting with the Company as the acquirer. Under the acquisition method of accounting, the Company records all assets acquired and liabilities assumed at their respective acquisition date fair values, at the closing date of each of the acquisitions. The fair values of the assets acquired and liabilities assumed are based on a detailed analysis, using industry accepted methods of estimating the current fair value as described below.

For the SHEP I and SHEP II acquisitions, substantially all of the value of the transactions were related to the value of the oil and gas assets acquired with minimal value ascribed to the other assets.

In the SHEP II transaction, which closed on March 1, 2017, the Company used two valuation methods in its determination of fair value for the oil and natural gas properties, the discounted cash flow analysis and comparable transaction analysis. The significant assumptions included in the discounted flow analysis include commodity price assumptions, pricing differentials, reserve risking, and discount rates. NYMEX strip pricing at the SHEP II Acquisition date of March 1, 2017, less applicable pricing differentials, was utilized in the discounted cash flow analysis. Risking levels in the discounted cash flow analysis are determined based on a variety of factors, such as; existing well performance, offset production and analogue wells. Discount rates used in the discounted cash flow analysis were determined by using the estimated weighted average cost of capital for the Company, discount rates published in third party publications, as well as industry knowledge and experience. Comparable transactions were analyzed to evaluate a range of fair values for similarly situated oil and gas properties that were recently bought or sold in arms-length, observable market transactions. The range of value observed from the Company’s analysis of recent market transactions was then utilized as a basis for evaluating the fair value determined via the discounted cash flow method. The Company’s preliminary fair value conclusions indicate that the discounted cash flow method valuation is substantially in the same range as the comparable transactions reviewed, when considering the comparable transactions on a median or average basis.

Other current assets and liabilities assumed in the SHEP II Acquisition were carried over at historical carrying values because the assets and liabilities are short term in nature and their carrying values are estimated to represent the best estimate of fair value. As described in Note (a), certain assets and liabilities acquired in the SHEP II Acquisition will be retained by the sellers, and therefore, no fair value has been ascribed to those items.

The preliminary estimate of the purchase price allocation of SHEP II is shown below.

Preliminary Purchase Price Allocation (in Millions)
Purchase Price of SHEP II
Fair value of the Company’s stock to be issued(1)	$663.9
Cash consideration	641.6

$1,305.4

Fair value of liabilities assumed
Accounts payable	$1.9
Other long-term liabilities (asset retirement obligations)	0.8

$2.7

Fair value of assets acquired
Oil and natural gas properties	$1,308.2

(1)	Based on 16,019,638 shares of RSP common stock at a price of $41.44 per share. The price of $41.44 per share was used as this was the price of RSP common stock at the close of the SHEP II Acquisition on March 1, 2017.

Note 2—Pro Forma Adjustments

We made the following adjustments in the preparation of the unaudited pro forma financial statements.

(a)	Adjustments to reflect the purchase of SHEP II, elimination of assets owned by SHEP II but retained by the selling shareholders of SHEP II, and elimination of SHEP II equity balances.

•	To reflect the following decreases in cash and cash equivalents:

•	$577.5 million paid to the owners of SHEP II. This amount represents the cash purchase price of $641.6 million less the deposit of $64.1 million released from escrow to the owners of SHEP II.

•	To eliminate $12.5 million of oil and natural gas sales receivables owned by SHEP II that will be retained by the sellers of that entity.

•	To adjust oil and natural gas properties by $936.9 million to reflect a step up to the total fair value amount noted in the purchase price allocation described in Note 1.

•	To eliminate $64.1 million of deposits held in other long-term assets by RSP that were applied against the purchase price of SHEP II.

•	To eliminate $24.2 million of accounts payable owned by SHEP II that will be retained by the sellers of that entity.

•	To eliminate $0.5 million of deferred taxes owned by SHEP II that will be retained by the sellers of that entity.

•	To adjust asset retirement obligations recorded by SHEP II as a result of applying purchase price allocation as described in Note 1.

•	To eliminate $354.6 million of historical invested capital recorded on SHEP II.

•	To reflect the issuance of 16.0 million shares of RSP common stock in the SHEP II Acquisition as noted in the purchase price allocation above. The issuance of these shares increased common stock by $0.2 million and increased additional paid-in capital by $663.7 million.

(b)	Adjustments to historical depreciation, depletion, and amortization of SHEP I and SHEP II for the step up of oil and natural gas properties to estimated fair value. The allocation of value was approximately $2.0 billion to unproved property and approximately $500 million to proved property, which resulted in an estimated decrease in depreciation, depletion, and amortization of $12.8 million in the pro forma combined statement of operations for the year ended December 31, 2016.

(c)	Adjustments to reflect the increase in interest expense on approximately $450.0 million of borrowings by RSP to fund the SHEP Acquisition, using an interest rate of 5.25%. The rate of 5.25% is the interest rate of the senior unsecured notes due 2025 issued in December 2016. Also, to eliminate historical interest expense recognized by SHEP I and SHEP II on debt that will be paid off at closing or retained by the seller.

(d)	Reflects the estimated incremental income tax provision associated with the Company’s historical results of operations, the SHEP I and SHEP II results of operations, and pro forma adjustments, assuming these earnings had been subject to federal income tax as a subchapter C corporation using a statutory tax rate of approximately 35.5%, which is inclusive of federal and state income taxes, which resulted in additional income tax expense of $4.5 million for the year ended December 31, 2016.

(e)	Adjustments to reclassify certain revenues and expenses of SHEP I and SHEP II to conform with the Company’s presentation of these revenues and expenses.

(f)	Adjustments to eliminate acquisition costs of $6.4 million for the year ended December 31, 2016.

(g)	Adjustments to eliminate $1.0 million equity gains and losses from a joint venture owned by SHEP I that will not be purchased by RSP.

(h)	Basic and diluted earnings per share is based on the sale of 25.3 million shares of RSP common stock in the Equity Offering and the issuance of 31.0 million shares of RSP common stock as consideration in the SHEP Acquisitions.

Note 3—Pro Forma Supplemental Oil and Natural Gas Reserve Information

The following tables set forth certain unaudited pro forma information concerning the Company’s proved crude oil, natural gas and natural gas liquids (“NGLs”) reserves for the year December 31, 2016, giving effect to the acquisition of SHEP II as if it had occurred on January 1, 2016. Since the SHEP I Acquisition was completed in November 2016, there are no adjustments reflected in the unaudited combined pro forma proved reserves and standardized measure of discounted future net cash flows tables as of December 31, 2016 to reflect this transaction, as the proved reserves associated with the SHEP I Acquisition were already included in the Company’s year-end proved reserves. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development costs. The estimates of reserves, and the standardized measure of future net cash flow, shown below, reflects SHEP II’s development plan for their properties, rather than the Company’s development plan for the properties. The following reserve data represent estimates only and should not be construed as being precise. SHEP II’s natural gas reserves include NGLs.

	Natural gas		Oil		NGLs	Total
	(MMCF)		(MBbls)		(MBbls)	(MBoe)
	RSP Historical	SHEP II	RSP Historical	SHEP II	RSP Historical	RSP Pro Forma
As of January 1, 2016	133,507	16,679	111,135	10,335	25,787	172,288
Revisions of previous estimates	(30,284)	1,109	(14,115)	1,364	1,412	(16,202)
Extensions, discoveries, and other additions	45,541	39,902	46,017	23,776	11,631	95,655
Purchases of minerals in place	35,210	—	29,481	—	5,551	40,900
Production	(7,188)	(1,034)	(7,790)	(1,267)	(1,685)	(12,112)

As of December 31, 2016	176,786	56,656	164,728	34,208	42,696	280,539

Proved developed reserves:
January 1, 2016	56,640	5,726	44,128	3,668	11,020	69,210
December 31, 2016	76,255	17,683	65,025	10,310	18,759	109,750
Proved undeveloped reserves:
January 1, 2016	76,867	10,952	67,007	6,667	14,767	103,078
December 31, 2016	100,531	38,973	99,703	23,899	23,937	170,790

For the year ended December 31, 2016, the Company’s net negative revisions of previously estimated quantities of 17,750 MBoe is primarily due to the removal of certain vertical PUDs as these locations will be replaced with horizontal wells when drilled in the future. The negative revisions of previously estimated quantities due to pricing were 2,131 MBoe. Extensions, discoveries and other additions of 65,238 MBoe during 2016 result primarily from the drilling of new wells during the year to delineate our acreage position. The purchase of minerals in place of 40,900 MBoe during 2016 includes our acquisition of SHEP I that closed in November 2016.

For the year ended December 31, 2016, SHEP II’s extensions, discoveries and other additions of 30,426 MBoe during 2016, result primarily due to its continued drilling program.

Standardized Measure of Discounted Future Net Cash Flows

Summarized in the following table is information for the standardized measure of discounted cash flows relating to proved reserves as of December 31, 2016, giving effect to the acquisitions of SHEP II. The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil and natural gas reserves of the property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions.

The estimates of future cash flows and future production and development costs as of December 31, 2016 are based on the unweighted arithmetic average first-day-of-the-month price for the preceding 12-month period.

Estimated future production of proved reserves and estimated future production and development costs of proved reserves are based on current costs and economic conditions. All wellhead prices are held flat over the forecast period for all reserve categories. The estimated future net cash flows are then discounted at a rate of 10%.

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves is as follows:

	December 31, 2016
	RSP Historical	SHEP II	RSP Pro Forma
	(in thousands)
Future cash inflows	$7,433,650	$1,517,837	$8,951,487
Future production costs	(2,352,287)	(403,366)	(2,755,653)
Future development costs	(1,315,835)	(286,400)	(1,602,235)
Future income tax expense (1)	(659,105)	(187,313)	(846,418)

Future net cash flows	3,106,423	640,758	3,747,181
10% discount for estimated timing of cash flows	(1,913,027)	(405,869)	(2,318,896)

Standardized measure of discounted future net cash flows	$1,193,396	$234,889	$1,428,285

In the foregoing determination of future cash inflows, sales prices used for gas and oil for December 31, 2016 were estimated using the average price during the 12-month period, determined as the unweighted arithmetic average of the first-day-of-the-month price for each month. Prices were adjusted by lease for quality, transportation fees and regional price differentials. Future costs of developing and producing the proved gas and oil reserves reported at the end of each year shown were based on costs determined at each such year-end, assuming the continuation of existing economic conditions.

It is not intended that the FASB’s standardized measure of discounted future net cash flows represent the fair market value of the Company’s proved reserves. The Company cautions that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision, and the 10% discount rate is arbitrary. In addition, costs and prices as of the measurement date are used in the determinations, and no value may be assigned to probable or possible reserves.

Changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

	December 31, 2016
	RSP Historical	SHEP II	RSP Pro Forma
	(in thousands)
Standardized measure of discounted future net cash flows, beginning of year	$796,016	$136,374	$932,390
Changes in the year resulting from:
Sales, less production taxes	(279,603)	(33,318)	(312,921)
Revisions of previous quantity estimates	(142,956)	14,627	(128,329)
Extensions, discoveries, and other additions	390,752	215,248	606,000
Net change in prices and production costs	(251,166)	(20,582)	(271,748)
Changes in estimated future development costs	156,162	5,870	162,032
Previously estimated development costs incurred during the period	68,238	8,900	77,138
Divestiture of reserves	—	—	—
Purchases of minerals in place	244,977	—	244,977
Accretion of discount	86,109	11,172	97,281
Net change in income taxes	15,059	(69,852)	(54,793)
Timing differences and other	109,808	(33,550)	76,258

Standardized measure of discounted future net cash flows, end of year	$1,193,396	$234,889	$1,428,285

Estimates of economically recoverable oil and natural gas reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of oil and natural gas may differ materially from the amounts estimated.